United Stated
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐      Definitive Proxy Statement
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☐      Soliciting Material Pursuant to Rule 14a-12
The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
April 24, 2009
Dear Shareholder:
     As you know, the annual meeting of shareholders of The Andersons, Inc. (the “Company”) will be held at, at 8:00 a.m. local time on Friday, May 8, 2009 at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537. The Notice of Annual Meeting, Proxy Statement and proxy form were sent to you on or about March 17, 2009.
     Within the Proxy Statement, the Company’s Board of Directors recommended that our shareholders vote for proposal 3 (The approval of an Amendment to the Company’s Articles of Incorporation in order to authorize 40,000,000 additional Common Shares). We are now revising our request downward to only authorize 20,000,000 additional Common Shares. With the 25,000,000 Common Shares that are already authorized, the revised proposal would bring the total authorized Common Shares to 45,000,000. This reduction will put our request below the maximum increase supported by ISS Governance Services Risk Metrics Group, an international advisory consultant that provides advice to institutional investors on corporate governance and proxy issues.
     The Board of Directors believes that having additional Common Shares available for issuance is in the best interest of the Company. These shares would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, working capital or other corporate purposes. The Board of Directors believes the current number of authorized and unissued common shares available for issuance is too limited to allow prompt or flexible action by the Board if and when needed. The Board does not intend to issue any stock except for reasons and on terms which the Board deems to be in the best interests of the Company. The Company has no current plan to issue any of the proposed additional authorized shares. The Board of Directors is comfortable that the additional 20,000,000 Common shares should provide sufficient flexibility for the near future.
     Following is the revised Amendment to the Company’s Articles of Incorporation originally presented in Appendix A in the Proxy Statement:
Amended Article Fourth (a) of the Amended and Restated Articles of Incorporation
of the Corporation
“(a) Authorized Shares. The total number of shares the Corporation has authority to issue is 46,000,000 shares, consisting of 1,000,000 preferred shares, no par value per share (the “Preferred Shares”), and 45,000,000 common shares, no par value per share (the “Common Shares”). The number of authorized Preferred Shares may not be decreased unless such decrease is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. Any such decrease may be effected without vote of the holders of the Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to the instrument designating the terms of a series of Preferred Shares. In no event may the number of authorized Preferred Shares be decreased below the number of shares thereof then outstanding. Any issuance of shares of the Corporation must be approved by directors constituting not less than two-thirds (2/3) of the directors then in office.”
     If you have already voted and you wish to change your vote on proposal 3 (The approval of an Amendment to the Company’s Articles of Incorporation in order to authorize 40,000,000 additional Common Shares) in light of the amendment described above, you may revoke your proxy by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the annual meeting and voting in person. For shares you have beneficially in “street name,” you may change your voted by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. If you have already voted your shares and do not wish to change your vote, however, no further action is necessary and your vote will be counted either for or against proposal 3, in its amended form, pursuant to the proxy authority that you previously granted. For additional information on how to changes your vote, please contact Mary Schroeder at the Company at (419)891-6418.
     Thank you for your continued support.

Sincerely,
/s/ Richard P. Anderson
Richard P. Anderson
Chairman of the Board

     The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission issued thereunder.